99.2 Press Release of BioAdaptives, Inc dated September 18, 2019

BIOADAPTIVES, INC. Announces new majority-owned Subsidiary

Las Vegas Nevada, September 18, 2019/ EINPRESSWIRE/ – Bioadaptives, Inc. (OTC BB: BDPT) announced the Company’s formation of Livestock Impact, Inc., a majority-owned subsidiary, created to optimize BioAdaptive’s plan to become a leading distributor of nutritional wellness supplements developed specifically for the livestock industry.

Dr. Jacobs, Director and CEO said, “ We are very pleased to also announce the appointment of Mr. Bruce Colclasure as President and a Director of Livestock Impact, Inc.  He has an extraordinary history breeding, training, and showing across many venues of the livestock industry.  BioAdaptives is very fortunate to have Bruce on board to lead our efforts into overall livestock wellness and nutrition.”

In addition to being a well-known and successful livestock nutritionist Mr. Colclasure is nationally celebrated as a leading breeder and trainer of rodeo and show horses with many national and world championships to show for his efforts.  He is especially recognized for his long history with cutting horses.

Bruce Colclasure stated, “I am very excited about joining in the creation and growth of Livestock Impact, Inc., and being given the opportunity to educate livestock owners on a simple path to the winners’ circle.  We will be introducing a full line of natural, effective, and cost-friendly wellness supplements that will complement each livestock nutrition program.  I have been working with BioAdaptives for several years with remarkable success, and I look forward to this new line of products for livestock.  Imagine being able to nourish every cell in your livestock’s body with supplements from the earth that are minimally processed, mostly plant-based, and naturally packed with essential nutrients and powerful antioxidants that will help livestock look, feel, and perform at their best. We are also excited to offer parallel products  to promote wellness and performance in companion pets.”

About BioAdaptives, Inc.

BioAdaptives, Inc. is a fully-reporting, public company trading on the OTC Bulletin Board under the symbol BDPT. The company is engaged in research, development, and marketing of science-based nutraceutical products for human and animal consumption.

SAFE HARBOR ACT

Forward-Looking Statements: This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of BioAdaptives, Inc. and its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond BioAdaptives, Inc.'s ability to control, and actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in BioAdaptives, Inc.'s filings with the Securities and Exchange Commission.

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